     EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NETWORD, INC.,

WEBSPEAK ACQUISITION CORP.,

AND

HOME DIRECTOR, INC.,

Dated as of April 9, 2002

Table of Contents

Page

ARTICLE I THE MERGER	3

1.1	The Merger	3
1.2	Closing and Closing Date	3
1.3	Effective Time of the Merger; Parent Amendment	3
1.4	Effect of the Merger	3

ARTICLE II THE SURVIVING CORPORATION	4

2.1	Certificate of Incorporation	4
2.2	Bylaws	4
2.3	Board of Directors; Officers	4

ARTICLE III CONVERSION OF HD SHARES	4

3.1	Merger Consideration	4
3.2	Dissenting Shares	6
3.3	Exchange of Certificates	7
3.4	No Further Rights	8
3.5	Closing of HD’s Transfer Books	8

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HD	8

4.1	Organization and Qualification	8
4.2	Authority	9
4.3	Capitalization	9
4.4	Subsidiaries	10
4.5	No Conflicts, Required Filings and Consents	10
4.6	Financial Statements; Books and Records	11
4.7	Absence of Changes	11
4.8	Undisclosed Liabilities; Debt Restructuring	12
4.9	Title to Properties	13
4.10	Equipment	13
4.11	Intellectual Property	13
4.12	Real Property	15
4.13	Leases	16
4.14	Contracts	16
4.15	Directors and Officers	17
4.16	Litigation	17

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Table of Contents (continued)

Page

4.17	Employee Benefit Plans/Labor Relations	17
4.18	ERISA	18
4.19	Taxes	19
4.20	Compliance with Applicable Laws	20
4.21	Stockholder Approval	20
4.22	Brokers	20
4.23	Environmental Matters	20
4.24	Interest in Customers, Suppliers and Competitors	21
4.25	Insurance	21
4.26	Product and Service Warranties	21
4.27	Territorial Restrictions	21
4.28	Inventories	21
4.29	Suppliers and Customers	21
4.30	Disclosure	22
4.31	Information Supplied	22

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB	22

5.1	Organization and Qualification	22
5.2	Authority	23
5.3	No Conflicts, Required Filings and Consents	23
5.4	Brokers	24
5.5	Capitalization	24
5.6	Subsidiaries	24
5.7	Intellectual Property	24
5.8	Contracts	27
5.9	Leases	27
5.10	Title to Properties	27
5.11	Taxes	27
5.12	Employee Benefit Plans; Labor Relations	28
5.13	Undisclosed Liabilities	29
5.14	SEC Filings; Parent Financial Statements	29

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5.15	Compliance with Applicable Laws	30
5.16	Absence of Material Adverse Effect	30
5.17	Litigation	30
5.18	Disclosure	30
5.19	Information Supplied	31

ARTICLE VI ADDITIONAL AGREEMENTS	31

6.1	Conduct of the Business by HD and Parent Pending the Merger	31
6.2	Access to Information	32
6.3	Filings; Tax Elections	33
6.4	Public Announcements	33
6.5	Transfer Taxes	33
6.6	Options and Warrants	33
6.7	Employment	34
6.8	Exclusivity	35
6.9	Preparation of Proxy Statement; Registration Statement on Form S-4	36
6.10	Appointment of New Directors	37
6.11	Rights Offering	37
6.12	Listing of Parent Shares	37
6.13	Further Assurances	37
6.14	Indemnification of Parent Officers, Directors and Employees	37
6.15	Parent Guaranty	38
6.16	Voting Agreement

ARTICLE VII CONDITIONS PRECEDENT	38

7.1	Conditions to Obligations of HD to Effect the Merger	38
7.2	Conditions to Obligations of Parent and Sub to Effect the Merger	40
7.3	Mutual Covenants and Obligations	41

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER	41

8.1	Termination	41
8.2	Fees and Expenses; Termination Fee	42
8.3	Amendment	43
8.4	Waiver	43

iii

Table of Contents (continued)

Page

ARTICLE IX Intentionally Omitted	43

9.1	Intentionally Omitted	43

ARTICLE X GENERAL PROVISIONS	43

10.1	Survival; Recourse	43
10.2	Notices	43
10.3	Entire Agreement; Enforcement	44
10.4	Assignments; Parties in Interest	45
10.5	Governing Law; Consent to Jurisdiction	45
10.6	Headings; Interpretation	45
10.7	Counterparts; Facsimile	46
10.8	Severability	46
10.9	Currency	46
10.10	Certain Definitions	46

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Annex A	Terms of the Rights Offering

EXHIBITS

Exhibit A	Form of Lock-Up Escrow Agreement

Exhibit B	Form of Parent Amendment

Exhibit C	Form of Voting Agreement

Exhibit D	Form of Stockholders Agreement

Exhibit E	Form of HD Rule 145 Agreement

Exhibit F	Form of opinion of Parent’s legal counsel

Exhibit G	Form of opinion of HD’s legal counsel

SCHEDULES

HD Disclosure Schedule Parent Disclosure Schedule v

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of the 9th day of April, 2002, by and among Netword, Inc. a Delaware corporation (“Parent”), Webspeak Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and Home Director, Inc., a Delaware corporation (”HD”).

R E C I T A L S:

     A.     HD and Digital Interiors, Inc., a California corporation and a wholly-owned subsidiary of HD (“DI”), are engaged in the business of providing home networking infrastructure, technology and services (the “Business”).

     B.     HD and Parent desire to merge their respective companies and business operations through the statutory merger of Sub with and into HD, with HD as the surviving corporation, all on the terms and subject to the conditions set forth herein (the “Merger”).

     C.     The authorized capital stock of HD consists of (i) 35,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share (“HD Series A Preferred”), (ii) 100,000,000 shares of Series B Convertible Preferred Stock, par value $0.001 per share (“HD Series B Preferred”), (iii) 12,000,000 shares of Series C Convertible Preferred Stock, par value $0.001 per share (“HD Series C Preferred”), (iv) 150,000,000 shares of Common Stock, par value $0.001 per share (“HD Common”, and together with the HD Series A Preferred, the HD Series B Preferred, and the HD Series C Preferred, the “HD Shares”), and (iv) options, warrants and other rights to acquire HD Shares, including the Interim Notes, the Interim Warrants, the Bridge Notes and the Agency Warrants (as such terms are defined below).

     D.     In contemplation of the Merger, certain investors (including Parent) have invested a total of $705,000 in HD (the “Interim Financing”) by purchasing (i) 8% convertible notes issued by HD (each, an “Interim Note”), and (ii) warrants to purchase in the aggregate 10,071,429 shares of HD Common at an initial exercise price of $0.07 per share (“Interim Warrants”).

     E.     In contemplation of the Merger, Spencer Trask Ventures, Inc. (“ST”), has agreed to act as placement agent to assist HD in conducting an offering (the “Rights Offering”) of HD securities to holders of HD Series A Preferred, HD Series B Preferred and HD Series C Preferred (collectively, “HD Preferred”) and others promptly after the date hereof on the material terms set forth in Annex A hereto, pursuant to which (a) such holders and others will be offered units (“Units”) of $100,000, each comprising an 8% convertible note of HD automatically convertible immediately prior to the Effective Time (as defined in Section 1.3) into shares of HD Common (a “Bridge Note”), and (b) ST will receive warrants (“Agency Warrants”) to purchase shares of HD Common, or, if exercised after the Effective Time, Parent Shares, pursuant to the terms of a Placement Agency Agreement between HD, ST and certain HD stockholders.

     F.     Prior to commencing the Rights Offering, HD will have entered into commitments or other arrangements with its existing creditors for the restructuring of certain of its trade debt and other debt (the “Debt Restructuring”), as specifically described in Section 4.8(b) of the HD Disclosure Schedule (as defined in Article IV).

     G.     Upon the closing of the Rights Offering, the Interim Notes will automatically convert into Bridge Notes.

     H.     Pursuant to the Merger, among other things, (i) all of the issued and outstanding HD Shares are to be converted into the right to receive shares of common stock of Parent, par value $0.01 per share (“Parent Shares”), on the terms set forth herein, and (ii) all issued and outstanding options to purchase HD Shares (“HD Options”) and warrants to purchase HD Shares, including the Interim Warrants, the Agency Warrants and any other warrants held by ST (“HD Warrants”), are to be assumed by Parent and exchanged for options or warrants to purchase Parent Shares, pursuant to the exchange procedures set forth herein.

     I.     50% of the Parent Shares issuable by Parent in connection with the Merger are to be placed in escrow with the Lock-Up Escrow Agent (as defined herein), to be released pursuant to and in accordance with the lock-up restrictions set forth in a Lock-Up Escrow Agreement, substantially in the form attached hereto as Exhibit A (the “Lock-Up Escrow Agreement”).

     J.     The respective Boards of Directors of Parent, Sub and HD have approved the Merger, upon the terms and subject to the conditions set forth herein. The Board of Directors of Parent has determined to recommend that the stockholders of Parent consent to, adopt and approve certain amendments to the Parent’s Certificate of Incorporation in contemplation of the Merger, including (i) the Parent Split (as defined below), and (ii) a change of the name of Parent to “Home Director, Inc.” (the “Parent Stockholder Consent”). A form of the Parent’s Certificate of Amendment, to be filed with the office of the Secretary of State of Delaware prior to the Effective Time, is attached hereto as Exhibit B (the “Parent Amendment”). The Board of Directors of HD has determined to recommend that the stockholders of HD adopt and approve this Agreement and approve the Merger.

     K.     HD has agreed to cause stockholders owning approximately 52% of the HD Shares entitled to vote on the Merger to enter into a voting agreement with Parent on or before April 30, 2002, substantially in the form attached hereto as Exhibit C (the “Voting Agreement”), whereby such stockholders will agree to vote all HD Shares beneficially owned by them in favor of approval and adoption of this Agreement and approval of the Merger.

     L.     It is contemplated that at or prior to the Effective Time, Parent will effect a 1 for 40 reverse split of the Parent Shares (the “Parent Split”), and prior to consummation of the Rights Offering, HD will effect a 1 for 10 reverse split of the HD Common (the “HD Split”).

     M.     The parties intend that the Merger will qualify, for federal income tax purposes, as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”).

     NOW, THEREFORE, in consideration of the covenants, representations and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

THE MERGER

     1.1    The Merger.   Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”), at the Effective Time, (a) Sub shall be merged with and into HD, (b) the separate existence of Sub shall cease, and (c) HD shall continue as the surviving corporation in the Merger under the laws of the State of Delaware under the name “Home Director Technologies, Inc.”(or another name as Parent and HD may mutually agree) in a transaction intended to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. For purposes of this Agreement, HD shall be referred to, for the period commencing as of the Effective Time, as the “Surviving Corporation.”

     1.2    Closing and Closing Date.   Unless this Agreement shall have been terminated pursuant to Section 8.1 and the transactions herein contemplated shall have been abandoned, the closing of the Merger (the “Closing”) will take place as soon as practicable, but in no event later than 5:00 p.m. New York time on the third business day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time as Parent and HD may mutually agree (the “Closing Date”). The Closing shall take place at the offices of Kronish Lieb Weiner &Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036, unless another place is mutually agreed by Parent and HD.

     1.3    Effective Time of the Merger; Parent Amendment.

(a) At the Closing, the parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be filed with the office of the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL. The Merger shall become effective at the time and on the date when the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware (the “Effective Time”and “Effective Date,” respectively).

(b) Prior to the Effective Time, Parent shall file the Parent Amendment with the office of the Secretary of State of the State of Delaware.

     1.4    Effect of the Merger.  The Merger shall, from and after the Effective Time, have all the effects provided by the DGCL. If at any time after the Effective Time, any further action is deemed necessary or desirable to carry out the purposes of the Agreement, then the Surviving Corporation and its proper officers and directors shall be authorized to take, and shall take, any and all such action.

ARTICLE II

THE SURVIVING CORPORATION

     2.1     Certificate of Incorporation.  At the Effective Time, the Certificate of Incorporation of HD shall be the Certificate of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety so that it will read as Sub’s Certificate of Incorporation, except that the name of the Surviving Corporation shall be “Home Director Technologies, Inc.”(or another name as Parent and HD may mutually agree). As so amended, the Certificate of Incorporation of HD as in effect immediately prior to the Effective Time shall thereafter continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until further altered or amended as provided therein or by Applicable Law.

     2.2     Bylaws.  The Bylaws of HD, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by Applicable Law.

     2.3    Board of Directors; Officers.

(a) The directors of HD immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the DGCL and the Certificate of Incorporation and Bylaws of the Surviving Corporation, until their respective successors are duly elected and qualified. At least five days prior to the Effective Date, Parent shall (i) cause the number of directors constituting the Board of Directors of Parent to be increased to 10, and (ii) cause each of the directors of HD as of such date to become directors of Parent effective as of the Effective Time.

(b) The officers of HD immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation until their respective successors are duly appointed and qualified.

ARTICLE III

CONVERSION OF HD SHARES

     3.1     Merger Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, HD, the holders of HD Shares (the “HD Stockholders”), or the holders of common stock of Sub, par value $0.01 per share (the “Sub Common Stock”), the following shall occur:

(a) Cancellation of Treasury Stock. Each issued HD Share held by HD as treasury stock shall be cancelled and retired immediately prior to the Effective Time and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Merger Consideration. Parent shall issue to the HD Stockholders, in accordance with the conversion provisions set forth in Section 3.1(c) and after giving effect to the Parent Split, a number of Parent Shares equal to 2,295,500 if the gross proceeds from the Rights Offering are at least $4,000,000, plus an additional number of Parent Shares equal to the product of .251 multiplied by the number of dollars, if any, by which the gross proceeds from the Rights Offering exceed $4,000,000 but do not exceed $10,000,000; provided, however, that such number of Parent Shares shall be reduced or increased to the extent that the aggregate number of Excluded HD Options is more or less than 312,988 in the aggregate (the total number of Parent Shares to be so issued, as so reduced or increased, the “Merger Consideration”).

(c) Conversion of HD Common. (i) At the Effective Time, each share of HD Common issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as defined in Section 3.2) shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive the number of fully paid and nonassessable Parent Shares equal to the Exchange Ratio (the “Common Stock Merger Consideration”), and (ii) each share of HD Common issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and extinguished. For the avoidance of doubt, the shares of HD Common issuable upon conversion of the Bridge Notes (other than Bridge Notes held by Parent) shall be deemed to be issued and outstanding immediately prior to the Effective Time.

(ii) Conversion of HD Series A Preferred. At the Effective Time, each share of HD Series A Preferred issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive the number of fully paid and nonassessable Parent Shares equal to the Exchange Ratio multiplied by the number of shares of HD Common issuable upon conversion of one share of HD Series A Preferred immediately prior to the Effective Time (the “Series A Preferred Merger Consideration”), and (ii) each share of HD Series A Preferred issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and extinguished.

(iii) Conversion of HD Series B Preferred. At the Effective Time, each share of HD Series B Preferred issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive the number of fully paid and nonassessable Parent Shares equal to the Exchange Ratio multiplied by the number of shares of HD Common issuable upon conversion of one share of HD Series B Preferred immediately prior to the Effective Time (the “Series B Preferred Merger Consideration”), and (ii) each share of HD Series B Preferred issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and extinguished.

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(iv) Conversion of HD Series C Preferred. At the Effective Time, each share of HD Series C Preferred issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive the number of fully paid and nonassessable Parent Shares equal to the Exchange Ratio multiplied by the number of shares of HD Common issuable upon conversion of one share of HD Series C Preferred immediately prior to the Effective Time (the “Series C Preferred Merger Consideration”) and (ii) each share of HD Series C Preferred issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and extinguished.

(d) HD Options; HD Warrants. At the Effective Time, (i) all HD Options shall be assumed by Parent and shall be modified in accordance with Section 6.6, (ii) all HD Warrants (other than HD Warrants held by Parent) shall be assumed by Parent and shall be modified in accordance with Section 6.6, and (iii) all HD Warrants held by Parent shall be cancelled and extinguished.

(e) Common Stock of Sub. At the Effective Time, each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully-paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any shares of Sub Common Stock shall continue to evidence ownership of shares of common stock of the Surviving Corporation and shall not be converted into any other securities or cash. No shares of Sub Common Stock will be issued pursuant to the Merger.

(f) Reservation of Shares. Parent will reserve a sufficient number of Parent Shares for issuance pursuant to this Agreement.

(g) Fractional Shares. No fraction of a Parent Share will be issued by virtue of the Merger, but in lieu thereof each holder of HD Shares who is entitled to a fraction of a Parent Share (after aggregating all fractional Parent Shares that otherwise would be received by such holder) shall upon surrender of such holder’s stock certificates, receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of such fraction, multiplied by the average of the high and low bid price of one Parent Share as reported by the National Quotation Bureau for the last trading day preceding the Effective Date.

     3.2     Dissenting Shares.   Notwithstanding any provision hereof to the contrary, any HD Shares held by a Dissenting Stockholder (as hereinafter defined) shall not be converted as described in Section 3.1, but instead such shares (the “Dissenting Shares”) shall be converted into the right to receive such consideration as may be determined to be due a Dissenting Stockholder pursuant to the DGCL; provided, however, that if a Dissenting Stockholder shall fail to perfect his demand, withdraw his demand or otherwise lose his right of appraisal under the terms of the DGCL, then the HD Shares held by such Dissenting Stockholder shall not be Dissenting Shares and shall be deemed to be converted as of the Effective Time in accordance with the provisions hereof, including Section 3.1. HD shall not voluntarily make any payment with respect to, settle, or offer to settle or otherwise negotiate, any such demands. All amounts paid to Dissenting Stockholders shall be paid without interest thereon (to the extent permitted by Applicable Law) by the Surviving Corporation. For purposes hereof, the term “Dissenting Stockholder” shall mean a holder of HD Shares who has demanded and perfected its right to appraisal of such shares in accordance with Section 262 of the DGCL.

3.3 Exchange of Certificates.

(a) Exchange Procedures. At the Effective Time, upon surrender for cancellation to Parent of all certificates representing HD Shares held of record by any HD Stockholder (each, an “Old Certificate”) and subject to the Lock-Up Escrow Agreement, each such stockholder shall be entitled to receive in exchange therefor certificates representing the number of Parent Shares into which the HD Shares represented by such Old Certificate(s) shall have been converted at the Effective Time pursuant to Section 3.1(b) (“New Certificates”). On the Closing Date, Parent shall deliver (i) New Certificates representing 50% of the Parent Shares (“Lock-Up Certificates”) to be issued to the HD Stockholders pursuant to Section 3.1(b) to Continental Stock Transfer &Trust Company (the “Lock-Up Escrow Agent”), and (ii) New Certificates representing 50% of the Parent Shares to be issued to the HD Stockholders pursuant to Section 3.1(b) to each such HD Stockholder on a pro-rata basis, reflecting the conversion of each such stockholder’s HD Shares into Parent Shares pursuant to Section 3.1(b). The Lock-Up Certificates shall be delivered by the Lock-Up Escrow Agent to each HD Stockholder pursuant to the terms of the Lock-Up Escrow Agreement.

(b) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate with respect to the Parent Shares represented thereby until the holder of record of such Old Certificate shall surrender such Old Certificate in accordance with clause (a) above. Subject to the effect of Applicable Law, following surrender of any such Old Certificate, there shall be paid to the record holder of the New Certificate(s) issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such Parent Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time, but prior to surrender, and a payment date subsequent to surrender payable with respect to such Parent Shares.

(c) Lost, Stolen or Destroyed Certificates. In the event that any Old Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate(s) to be lost, stolen or destroyed, Parent will instruct the Lock-Up Escrow Agent, subject to the restrictions of the Lock-Up Escrow Agreement, to issue New Certificates representing the Merger Consideration pursuant to Section 3.1 deliverable in respect of the HD Shares represented by such lost, stolen or destroyed Old Certificate(s) and such Old Certificate(s) shall be deemed to be cancelled.

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     3.4     No Further Rights.  The Merger Consideration delivered to the Lock-Up Escrow Agent and the HD Stockholders upon the surrender for exchange of Old Certificates representing HD Shares in accordance with the terms hereof (including any dividends or distributions) shall be deemed to have been issued in full satisfaction of all rights pertaining to such HD Shares. From and after the Effective Time, holders of Old Certificates theretofore evidencing HD Shares shall cease to have any rights as stockholders of HD, except as provided herein or by Applicable Law.

     3.5     Closing of HD’s Transfer Books.  At the Effective Time, the stock transfer books of HD shall be closed and no transfer of HD Shares shall be made thereafter. If after the Effective Time, Old Certificates are presented to Parent or the Surviving Corporation, such Old Certificates shall be cancelled and exchanged for Merger Consideration in accordance with Section 3.1, subject to the terms of the Lock-Up Escrow Agreement and, in the case of Dissenting Stockholders, Applicable Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HD

     As of the date hereof, or such earlier date as may be specified in any instance, HD makes the following representations and warranties to Parent and Sub. Such representations and warranties include and are qualified by the HD Disclosure Schedule delivered to Parent concurrently with the execution and delivery of this Agreement (the “HD Disclosure Schedule”), and to the extent specifically referenced in the following Sections of this Article IV.

     4.1     Organization and Qualification.   HD and each Subsidiary (as defined in Section 4.4) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of HD and each Subsidiary has the requisite corporate power and authority to carry on its business as it is now being conducted and each is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for those jurisdictions the absence of which would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 10.10). Set forth in Section 4.1 of the HD Disclosure Schedule is a list of all states and foreign jurisdictions in which HD and each Subsidiary is qualified to do business. Complete and correct copies of the Certificate of Incorporation and Bylaws of HD and each Subsidiary have been delivered to Parent and such Certificates of Incorporation and Bylaws have not been amended and are in full force and effect. The minute book of each of HD and DI, true and complete copies of which have been delivered or made available to Parent, (a) accurately reflect in all material respects all action taken by the directors and stockholders of HD and DI at meetings of the Board of Directors or stockholders of HD and DI and (b) contain true and complete copies, or originals, of the respective minutes of all meetings or consent actions of the HD directors or stockholders and the DI directors or stockholders.

     4.2     Authority.   Each of HD and each Subsidiary have the necessary corporate power and authority to execute and deliver this Agreement. The execution and delivery hereof and the consummation of the transactions contemplated hereby by HD have been duly and validly authorized and approved by the HD Board of Directors and no other corporate or stockholder proceedings on the part of HD or its Board of Directors are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby, except for the approval and adoption of this Agreement and the Merger by (i) the holders of HD Shares, voting together as one class, (ii) the holders of the HD Series A Preferred, voting as a separate class, (iii) the holders of the HD Series B Preferred, voting as a separate class, and (iv) the holders of the HD Series C Preferred, voting as a separate class (collectively, the “HD Stockholder Approval”). The HD Board of Directors has recommended that the stockholders of HD approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by HD, and assuming due authorization, execution and delivery by Parent and Sub, constitutes the valid and binding obligation of HD, enforceable in accordance with its terms.

     4.3     Capitalization.  (a)  The authorized capital stock of HD consists of (i) 150,000,000 shares of Preferred Stock, $0.001 par value, of which (A) 35,000,000 shares are designated as HD Series A Preferred, of which 33,333,333 shares are issued and outstanding, (B) 100,000,000 shares are designated as HD Series B Preferred, of which 44,959,249 shares are issued and outstanding, and (C) 12,000,000 shares are designated as HD Series C Preferred, of which 10,000,000 shares are issued and outstanding; and (ii) 150,000,000 shares of HD Common, of which 11,233,723 shares are issued and outstanding. All outstanding capital stock of HD was issued in accordance with applicable federal and state securities laws. Except as set forth in Section 4.3 of the HD Disclosure Schedule and other than the Interim Notes, the Bridge Notes, the Interim Warrants and the Agency Warrants, there are no options, warrants, calls, convertible notes, agreements, commitments or other rights presently outstanding that would obligate HD to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, convertible note, agreement, commitment or other right. Except as set forth in Section 4.3 of the HD Disclosure Schedule, as of the date hereof, HD has no bond, debenture, note or other indebtedness issued or outstanding that has voting rights in HD. HD has provided to Parent a list of (i) all holders of record of (A) HD Shares, and (B) options, warrants, convertible notes or other rights to purchase capital stock of HD (collectively “HD Stock Rights”); and (ii) the number of HD Shares held by each HD Stockholder and the number of HD Shares represented by the HD Stock Rights; and (iii) the exercise price for each HD Stock Right.

(b) All of the issued and outstanding HD Shares are validly issued, fully paid and nonassessable. Except as set forth in Section 4.3 of the HD Disclosure Schedule, to the knowledge of HD, each HD Share held by any HD Stockholder is free and clear of any Lien (as defined in Section 10.10).

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(c) Except as set forth in Section 4.3 of the HD Disclosure Schedule, no Person has any right to cause HD or any Subsidiary to effect, or to participate in, the registration under the Securities Act of any HD Shares.

(d) The authorized capital stock of DI consists of (a) 10,000,000 shares of common stock, par value $0.001 per share (“DI Common”), of which 1,000,000 shares are issued and outstanding, all of which are directly owned by HD, and (b) 10,000,000 shares of preferred stock, par value $0.001 per share (“DI Preferred”), of which no shares are issued and outstanding. There are no options, warrants, calls, convertible notes, agreements, commitments or other rights presently outstanding that would obligate DI to issue, deliver or sell shares of its capital stock and all of the issued and outstanding shares of DI Common are validly issued, fully paid and nonassessable.

     4.4     Subsidiaries.   Except as set forth in Section 4.4 of the HD Disclosure Schedule, HD does not own or control, directly or indirectly, any equity interest, or any security convertible into an equity interest, in any corporation, partnership, limited liability company, joint venture, association or other business entity (any of the foregoing, a “Subsidiary”).

     4.5     No Conflicts, Required Filings and Consents.   Except as set forth in Section 4.5 of the HD Disclosure Schedule, none of (i) the execution and delivery of this Agreement by HD, (ii) the consummation by HD of the transactions contemplated hereby (including the Merger) or (iii) compliance by HD with any of the provisions hereof will:

(a) conflict with or violate the Certificate of Incorporation or the Bylaws of HD or any Subsidiary;

(b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to either of HD or any Subsidiary, or by which either HD or any Subsidiary or any of their properties or assets may be bound or affected;

(c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to any other Person (as defined in Section 10.10) any right of termination, amendment, acceleration or cancellation of, any note, bond, mortgage or indenture, or any contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation, to which HD or any Subsidiary is a party or by which HD or any Subsidiary or any of their properties or assets may be bound or affected;

(d) result in the creation of any Lien on any of the property or assets of HD or any Subsidiary; or

(e) other than the SEC Approval and the HD Stockholder Approval, require any consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification to (any of the foregoing, a “Consent”) (i) any government or subdivision thereof, whether domestic or foreign, or any administrative, governmental or regulatory authority, agency, commission, court, tribunal or body, whether domestic, foreign or multinational (any of the foregoing, a “Governmental Entity”), or (ii) any other Person.

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4.6 Financial Statements; Books and Records.

(a) HD has furnished Parent with a true and complete copy of (i) the consolidated balance sheet of HD and its Subsidiaries as at December 31, 2000 and related consolidated statements of income and statements of cash flow for the fiscal year ended December 31, 2000; and (ii) the consolidated audited balance sheet of HD and its Subsidiaries as at December 31, 2001, and the related consolidated audited statements of income and statements of cash flow of HD and its Subsidiaries for the fiscal year ended December 31, 2001, in each case as audited by Ernst &Young LLP and accompanied by their audit report thereof (the financial statements referenced in clauses (i) and (ii) above are collectively herein referred to as the “HD Financial Statements”). Except as disclosed therein, the HD Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently followed throughout the periods indicated, and present fairly, in all material respects, the consolidated financial position and operating results of HD and its Subsidiaries as of the dates, and for the periods, indicated therein.

(b) All of the books and records relating to the Business are located at either HD’s principal place of business located at 3751-A South Alston Avenue, Durham, North Carolina 27713, or DI’s principal place of business located at 7132 Santa Teresa Blvd., San Jose, California 95139.

4.7 Absence of Changes. Except as set forth in Section 4.7 of the HD Disclosure Schedule and except as contemplated hereby or specifically referenced in the recitals, since December 31, 2001:

(a) neither HD nor any Subsidiary has entered into any transaction other than transactions in the ordinary course of business consistent with past practice;

(b) there has been no sale, assignment, transfer, mortgage, pledge, encumbrance or lease of any asset or property of HD or any Subsidiary that was not in the ordinary course of business consistent with past practice;

(c) there has been (i) no declaration or payment of a dividend, or any other declaration, payment or distribution of any type or nature to any stockholder of HD or any Subsidiary in respect of its stock, whether in cash or property, and (ii) no purchase or redemption of any share of the capital stock of HD or any Subsidiary;

(d) there has been no declaration, payment, or commitment for the payment, by HD or any Subsidiary, of a bonus or other additional salary, compensation, or benefit to any employee of HD or any Subsidiary that was not in the ordinary course of business consistent with past practice or in any event, in excess of $50,000, whether or not in the ordinary course of business consistent with past practice;

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(e) other than in connection with the Debt Restructuring, there has been no release, compromise, waiver or cancellation of any debt to or claim by HD or any Subsidiary, or waiver of any right of HD or any Subsidiary;

(f) there have been no capital expenditures by HD or any Subsidiary in excess of $50,000 for any single item, or $200,000 in the aggregate;

(g) there has been no change in accounting methods or practices or revaluation of any asset of HD or any Subsidiary;

(h) there has been no material damage or destruction to, or loss of, physical property (whether or not covered by insurance) adversely affecting the Business or the operations of HD or any Subsidiary;

(i) there has been no loan by HD or any Subsidiary, or guaranty by HD or any Subsidiary of any loan, to any employee of HD or any Subsidiary;

(j) neither HD nor any Subsidiary has ceased to transact business with any customer, or received notice that any customer intends to cease transacting business with HD or any Subsidiary, that, as of the date of such cessation or notice, represented more than 5% of the annual gross revenues of HD for the fiscal year ended December 31, 2001;

(k) there has been no termination or resignation of any key employee or officer of HD or any Subsidiary, and to the knowledge of HD, no such termination or resignation is threatened;

(l) there has been no amendment or termination of any material oral or written contract, agreement or license related to the Business, to which HD or any Subsidiary is or was a party or by which HD or any Subsidiary is or was bound, except in the ordinary course of business or as expressly contemplated hereby;

(m) there has been no agreement or commitment by HD or any Subsidiary to do any of the foregoing; and

(n) there has been no other event or condition of any character that has had, or could reasonably be expected to have, a Material Adverse Effect as to HD or any Subsidiary.

     4.8     Undisclosed Liabilities; Debt Restructuring.   (a)  Except as set forth in Section 4.8(a) of the HD Disclosure Schedule, neither HD nor any Subsidiary has any debt, liability or obligation of any kind, whether accrued, contingent, absolute or otherwise, including any liability or obligation on account of litigation, taxes or any governmental charge or penalty, interest or fine, except (a) liabilities incurred in the ordinary course of business after December 31, 2001 that do not exceed $25,000 in the aggregate which are not reflected in the HD Financial Statements; (b) liabilities reflected in the HD Financial Statements; (c) liabilities under the Interim Notes and the Bridge Notes; and (d) liabilities incurred as a result of the transactions contemplated hereby.

(b) Set forth in Section 4.8(b) of the HD Disclosure Schedule is a true and complete list of the outstanding debts, claims and liabilities of HD and each Subsidiary that are subject to the Debt Restructuring (the “Restructured Debts”). All of the Restructured Debts will be either paid in full or otherwise satisfied prior to Closing Date.

     4.9     Title to Properties.   Except as set forth in Section 4.9 of the HD Disclosure Schedule, HD has good and valid title to, or a good and valid leasehold interest in, all tangible property and assets used in the Business, in each case, free and clear of any and all Liens other than Permitted Liens (as defined in Section 10.10).

     4.10     Equipment.  HD owns or leases under valid and subsisting leases all items of tangible personal property (including computer hardware) used in the operation of the Business (the “HD Equipment”). Each item of HD Equipment (i) is in good condition and repair, ordinary wear and tear excepted; (ii) has received continued repair and replacement in accordance with past practice through the date hereof; (iii) is suitable for its current use; and (iv) is currently in use by HD or a Subsidiary in the operation of the Business. The HD Equipment is free of any material structural or engineering defects. Each plant and facility, including all equipment and supplies used to operate such plant or facility, of HD and each Subsidiary is not in violation of any use or occupancy restriction, limitation, commission or covenant of record, or any material zoning or building law, code or ordinance or public utility or other easements, including without limitation the Americans with Disabilities Act of 1990, as amended, and all rules and regulations promulgated thereunder and all rules, regulations and orders of the Occupational Safety and Health Administration.

     4.11    Intellectual Property.

(a) Set forth in Section 4.11(a) of the HD Disclosure Schedule is a true and complete list of all material proprietary technology, patents, trademarks, trade names, service marks, and registered copyrights (and all pending applications or current registrations for any of the foregoing), and all licenses granted to HD or any Subsidiary by third parties of patent rights, trademark rights, trade name rights and service mark rights, used by HD or any Subsidiary in the conduct of the Business (together with trade secrets and know how used in the conduct of the Business, and expressly excluding any software used in the Business, the “HD Intellectual Property Rights”). Except as set forth in Section 4.11(a) of the HD Disclosure Schedule, HD, or a Subsidiary, owns, or has validly licensed or otherwise has the right to use or exploit, as currently used or exploited, all of the HD Intellectual Property Rights, free of any Lien or any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise). No claims are pending against HD or any Subsidiary or threatened against HD or any Subsidiary, that HD or a Subsidiary is infringing or otherwise violating the rights of any Person with regard to any HD Intellectual Property Right or that any HD Intellectual Property Right is invalid or unenforceable. To the knowledge of HD, Person is infringing the rights of HD or any Subsidiary with respect to any HD Intellectual Property Right nor, to the knowledge of HD, has any Person threatened to do so. To the knowledge of HD, neither HD, any Subsidiary nor any of their employees, agents or independent contractors, in connection with the performance of such Person’s services with HD or a Subsidiary, as the case may be, has used, appropriated or disclosed, directly or indirectly, any trade secret or other proprietary or confidential information of any other Person without the right to do so, or otherwise violated any confidential relationship with any other Person, other than such actions that were not, or would not reasonably be expected to be, materially adverse to the Business.

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(b) Except as set forth in Section 4.11(b) of the HD Disclosure Schedule, neither HD nor its Subsidiaries license any software to third parties in the conduct of the Business. Except as set forth in Section 4.11(b) of the HD Disclosure Schedule, HD currently owns, or is validly licensing or otherwise has the right to use or exploit, as currently used or exploited, all material computer software used by HD or any Subsidiary in the conduct of the Business (the “HD Software”), including, without limitation, any upgrade, alteration or enhancement with respect thereto which HD or any of its Subsidiaries uses and, in the case of HD Software internally developed by HD or any of its Subsidiaries, all source code and system specifications. With respect to the HD Software, HD further represents and warrants:

(i) the HD Software is not subject by agreement to any operational limitations;

(ii) the HD Software has been maintained with appropriate confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the proprietary, trade secret or confidential information contained therein;

(iii) the HD Software has been registered or is eligible for protection and registration under applicable U.S. copyright law and has not been forfeited to the public domain;

(iv) HD and its Subsidiaries have complete and exclusive right, title and interest in and to the HD Software owned by HD;

(v) Except as set forth in Section 4.11(b) of the HD Disclosure Schedule, HD and its Subsidiaries have developed the owned HD Software through their own efforts and for their own account without the aid or use of any consultants, agents, independent contractors or other Persons (other than Persons that are employees of HD or its Subsidiaries or, to the extent developed prior to December 7, 1999, were employees of IBM at such time);

(vi) no claims are pending against HD, or any Subsidiary, or, to the knowledge of HD, threatened against HD or any Subsidiary, alleging that the HD Software is infringing or otherwise violating the copyright or other intellectual property rights of any Person;

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(vii) except as set forth in Section 4.11(b) of the HD Disclosure Schedule, there are no agreements or arrangements with HD or any Subsidiary in effect with respect to the marketing, distribution, licensing or promotion of the HD Software by any other Person (other than the license agreements granting HD or such Subsidiary, as the case may be, certain licenses to the HD Software developed by third parties); and

(viii) the HD Software, together with the HD Intellectual Property Rights, constitute all of the intellectual property and software currently used by HD and its Subsidiaries and which are necessary to conduct the Business as it is presently conducted.

(c) HD and its Subsidiaries have registered, or are validly licensing or otherwise have the right to use, all domain names (i) registered to or used by HD or any Subsidiary, or (ii) registered to any employee of HD or a Subsidiary used in the conduct of the Business (collectively, “HD Domain Names”).

(d) Except as set forth in Section 4.11(d)of the HD Disclosure Schedule:

(i) All former and current consultants or contractors of HD and its Subsidiaries have executed and delivered written instruments with HD or such Subsidiary, as the case may be, that assign to HD or such Subsidiary, all rights to any inventions, improvements, discoveries or information developed by them to HD or such Subsidiary. All employees of HD and its Subsidiaries who participated in the creation or contributed to the development of the HD Intellectual Property Rights, the HD Software or the HD Domain Names were employees of HD or such Subsidiary or IBM at the time of rendering such services, such services were within the scope of their employment and such employees have validly assigned any rights to the HD Intellectual Property Rights, the HD Software and the HD Domain Names to HD or such Subsidiary or IBM; and

(ii) HD and its Subsidiaries have taken all such security measures as they have determined are commercially reasonable and appropriate, including entering into appropriate confidentiality and nondisclosure agreements with all of their employees, consultants and contractors, and any other Persons with access to the trade secrets or know how of HD and its Subsidiaries, to protect the secrecy, confidentiality and value of all such trade secrets or know how. There has not been any breach by HD, nor, to the knowledge of HD, any other party to any such agreement, other than such actions that could not reasonably be expected to cause a Material Adverse Effect.

4.12 Real Property. Except as set forth in Section 4.12 of the HD Disclosure Schedule:

(a) Each of HD and each Subsidiary has a good and valid leasehold interest in all real property (including all buildings, improvements and fixtures thereon) used in the operation of the Business (the “HD Real Property”). Except for Permitted Liens, and for the items set forth in Section 4.12 of the HD Disclosure Schedule, there are no Liens on HD’s or such Subsidiary’s interest in any of the HD Real Property. Section 4.12 of the HD Disclosure Schedule lists the location of each item of HD Real Property. Neither HD nor any Subsidiary owns any real property.

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(b) There are no parties in possession of any portion of the HD Real Property other than HD and its Subsidiaries, whether as sublessees, subtenants at will or trespassers.

(c) There is no law, ordinance, order, regulation or requirement now in existence or under active consideration by any Governmental Entity that would require, under the provisions of any of the Leases (as defined in Section 4.13), any material expenditure by HD or any Subsidiary to modify or improve any of the HD Real Property to bring it into compliance therewith.

     4.13     Leases.   Section 4.13 of the HD Disclosure Schedule sets forth a list of each lease pursuant to which HD or a Subsidiary lease, as lessor or lessee, real or personal property used in operating the Business (or otherwise) that requires payments by HD or any Subsidiary in excess of $50,000 in the aggregate (the “HD Leases”). Copies of the HD Leases, all of which have previously been provided to Parent, are true and complete copies thereof. Except as set forth in Section 4.13 of the HD Disclosure Schedule, all of the HD Leases are valid, binding and enforceable against HD or a Subsidiary, as the case may be, and, to the knowledge of HD, against the other parties thereto, in accordance with their respective terms, and there is not under any such Lease any existing default by HD or a Subsidiary or, to the knowledge of HD, by any other party thereto, or any condition or event that, with notice or lapse of time or both, would constitute a default. Neither HD nor any Subsidiary has received notice that the lessor of any of the HD Leases intends to cancel, suspend or terminate such Lease or to exercise or not exercise any option thereunder.

     4.14    Contracts.

(a) Section 4.14 of the HD Disclosure Schedule sets forth a true and complete list of each contract, agreement and commitment (whether written or oral) that provides for payments by or to HD or any Subsidiary exceeding $50,000 in the aggregate, including any service agreements, customer agreements, supplier agreements, agreements to lend or borrow money, employment agreements, agreements relating to HD Intellectual Property Rights and the like, to which HD or a Subsidiary is, directly or indirectly, a party (in its own name or as a successor in interest), or by which either HD or a Subsidiary or any of their properties or assets is otherwise bound, (collectively, the “HD Contracts”).

(b) True and complete copies of all HD Contracts (or a true and complete narrative description of any oral HD Contract) have previously been provided or made available to Parent. Neither HD, any Subsidiary, nor, to the knowledge of HD, any other party to any of the HD Contracts (x) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the HD Contracts, or (y) has waived any right it may have under any of the HD Contracts. All of the HD Contracts constitute the valid and binding obligations of HD or a Subsidiary, as the case may be, enforceable against HD or such Subsidiary in accordance with their respective terms, and, to the knowledge of HD, of the other parties hereto.

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     4.15     Directors and Officers.  Section 4.15 of the HD Disclosure Schedule sets forth an accurate list of the name of each director and officer of HD and each Subsidiary and the position(s) held by each.

     4.16    Litigation.

(a) Except as set forth in Section 4.16 of the HD Disclosure Schedule, there is no suit, action, claim, demand, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry, or investigation, civil, criminal, regulatory or otherwise, in law or in equity (“Action”), pending or, to the knowledge of HD, threatened against or affecting HD, any Subsidiary, any of the directors or officers of HD or the Business, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against any of the foregoing.

(b) There is no Action pending, or to the knowledge of HD, threatened, by or against or affecting HD, any Subsidiary or any of the directors or officers of HD in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

4.17 Employee Benefit Plans/Labor Relations.

(a) Section 4.17 of the HD Disclosure Schedule sets forth a true and complete list of all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all bonus, stock option, stock purchase, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, welfare or other employee benefit plans, programs or arrangements, in each case for the benefit of, or relating to, current employees or former employees of HD or any Subsidiary (collectively, the “HD Plans”). HD has delivered to Parent, with respect to each HD Plan, a copy of the HD Plan document, summary description of the HD Plan and the most recent annual report and Internal Revenue Service (“IRS”) determination letter, if any.

(b) Neither HD nor any Subsidiary is a party to any collective bargaining agreement; no collective bargaining agent has been certified as a representative of any of the employees of HD or its Subsidiaries; no representation campaign or election is now in progress with respect to any employee of HD or any Subsidiary; and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of HD, threatened, relating to or affecting the Business. To the knowledge of HD, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

(c) Each of HD and each Subsidiary has complied in all material respects with all federal, state or local laws with respect to the payment of wages and employment matters.

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4.18 ERISA.

(a) The only HD Plan intended to be a “qualified plan” under section 401(a) of the Code is a 401(k) plan with respect to which HD has received an IRS opinion letter as to the qualification status of such plan.

(b) Each HD Plan is in compliance in all material respects with the applicable provisions of the Code, ERISA and other applicable laws, rules and regulations relating to the HD Plan (including the health care continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA). The HD Plans have operated in accordance with their respective material terms.

(c) All reports required by any governmental agency with respect to an HD Plan have been timely filed. All contributions to each Plan have been timely made and no premium payments with respect to insured HD Plans are currently outstanding.

(d) Except as provided in Section 4.18 of the HD Disclosure Schedule, neither HD or any Subsidiary, nor any trade or business (whether or not incorporated) which, together with HD or any Subsidiary, would be treated as a single employer (an “ERISA Affiliate”) under ERISA, is a contributing employer to a multiemployer plan as defined in section 3(37) of ERISA. Neither HD or any Subsidiary nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation under ERISA, nor is there a reasonable basis to believe that any such liability will be incurred.

(e) No reportable event (as defined in section 4043(e) of ERISA), prohibited transaction (as defined in section 406 of ERISA or section 4975 of the Code), accumulated funding deficiency (as defined in section 302 of ERISA) or plan termination (as defined in Title IV of ERISA or section 411(d) of the Code) has occurred with respect to any of the HD Plans or with respect to any employee benefit plan (as defined in section 3(37) of ERISA) of an ERISA Affiliate. Neither HD nor any Subsidiary has engaged in any transaction described in section 4069 of ERISA.

(f) Other than the health care continuation requirements of the Code and ERISA, there are no benefits to be provided to current retirees under any of the HD Plans which constitutes a welfare benefit plan.

(g) No Action with respect to the administration or investment of the assets of any HD Plan or plan of an ERISA Affiliate is pending or, to the knowledge of HD, threatened. Neither HD nor any Subsidiary has any knowledge of any basis for any such Action.

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(h) Upon execution and consummation of this Agreement, Parent shall have no liability for any withdrawal liability with respect to any present or former employee of HD or any Subsidiary under any HD Plan or plan of an ERISA Affiliate.

(i) Except as disclosed in Section 4.18 of the HD Disclosure Schedule or pursuant to the terms of the HD Plans, neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby will (a) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or other employee of HD or any Subsidiary, (b) increase any benefit otherwise payable under any HD Plan, or (c) result in acceleration of the time of payment or vesting of any such benefit to any extent.

     4.19     Taxes.   Except as set forth in Section 4.19 of the HD Disclosure Schedule:

(a) Each of HD and each Subsidiary has duly and timely filed all federal, state and local or foreign income, franchise, excise, real and personal property and other Tax returns and reports, including extensions, required to have been filed on or prior to the Closing Date. HD and each Subsidiary have made adequate provision in the HD Financial Statements (in accordance with GAAP) for the payment of all such Taxes attributable to any period ending on or prior to the Closing Date but not currently due and payable. HD and each Subsidiary have duly and timely paid all Taxes and other governmental charges, and all interest and penalties with respect thereto (whether by way of withholding or otherwise) to any federal, state, local, foreign or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the HD Financial Statements). As of the Closing Date, all deficiencies proposed as a result of any audit will have been paid or settled.

(b) All monies required to be withheld by HD or any Subsidiary from employees, independent contractors, creditors, customers or other third parties for Taxes have been collected or withheld, and either duly and timely paid to the appropriate taxing authorities or (if not yet due for payment) set aside in accounts for such purposes.

(c) Neither HD nor any Subsidiary is a party to, or bound by, or otherwise in any way obligated under, any tax sharing or similar agreement.

(d) Neither HD nor any Subsidiary has consented to have the provisions of Section 341(f)(2) of the Code (or comparable state law provisions) apply to it, and neither HD nor any Subsidiary has agreed or been requested to make any adjustment under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

(e) Neither HD nor any Subsidiary is a party to any pending action or proceeding by any Governmental Entity for the assessment or collection of any Taxes or fees. Neither HD nor any Subsidiary has executed a closing agreement with the United States government with respect to any federal income tax. Neither HD nor any Subsidiary has waived (and neither HD nor any Subsidiary is subject to a waiver of) any statute of limitations in respect of the payment of Taxes nor agreed to any extension of time with respect to any Tax assessment or deficiency (other than with respect to limitation periods that have since expired). There are no Liens for Taxes on any of the assets of HD or any Subsidiary, other than Liens for Taxes which are not yet due or payable or which have been provided for in the HD Financial Statements.

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     4.20     Compliance with Applicable Laws.   HD and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of their assets and properties, as appropriate, and to carry on the Business as now conducted (the “HD Permits”). HD and its Subsidiaries are in material compliance with Applicable Law and the terms of each of the HD Permits. True and complete copies of the HD Permits have previously been provided or made available to Parent.

     4.21     Stockholder Approval.   The Board of Directors of HD has determined to recommend that the HD Stockholders approve and adopt this Agreement and approve the Merger.

     4.22     Brokers.   Except as set forth in Section 4.22 of the HD Disclosure Schedule, no broker or finder is entitled to any broker’s, banker’s or finder’s fee or other commission in connection with the transactions contemplated hereby as a result of arrangements made by or on behalf of HD and its Subsidiaries.

     4.23     Environmental Matters.   Except as set forth in Section 4.23of the HD Disclosure Schedule:

(a) There has been no release of any Hazardous Substances (as defined in Section 10.10) from any real property currently or formerly owned or operated by HD or any Subsidiary that would require remediation under any Environmental Law (as defined in Section 10.10).

(b) Neither HD nor any Subsidiary is a party to any Action nor, to the knowledge of HD, is any Action threatened against HD or any Subsidiary, that, in either case, asserts or alleges that HD or any such Subsidiary (i) is in violation of any Environmental Law; (ii) is required to remediate or take any other response action due to a release of a Hazardous Substance; or (iii) is required to pay a portion of any response or remedial costs related to the release of a Hazardous Substance.

(c) To the knowledge of HD, there are not now nor have there previously been tanks or other facilities on, under, or at any real property owned, leased, used or occupied by HD or any Subsidiary containing materials that, if known to be present in soil or ground water, would require remedial or response action under Environmental Laws.

(d) Neither HD nor any Subsidiary is subject to any judgment, order or citation related to or arising out of any Environmental Law and to the knowledge of HD, neither HD nor any Subsidiary has been named or listed as a potentially responsible party by any Governmental Entity in a matter related to or arising out of any Environmental Law.

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     4.24     Interest in Customers, Suppliers and Competitors.  To the knowledge of HD, no officer, director, stockholder or employee of HD or any Subsidiary and no family member (including a spouse, parent, sibling or lineal descendent of any of the foregoing), has any direct or indirect material interest in any customer, supplier or competitor of HD or any Subsidiary, or in any Person from whom or to whom HD or any Subsidiary leases any real or personal property, or in any other Person with whom HD or any Subsidiary is doing business whether directly or indirectly (including as a debtor or creditor), whether in existence as of the date hereof or proposed, other than the ownership of stock of publicly traded corporations.

     4.25     Insurance.  HD currently maintains, in full force and effect, insurance policies (the “HD Insurance Policies”) in scope and amount of coverage consistent with industry practice. True and complete copies of all HD Insurance Policies have previously been provided or made available to Parent. Neither HD nor any Subsidiary (a) is in default under the provisions of any HD Insurance Policy; (b) has failed to pay any premiums due thereunder; nor (c) has failed to present any notice or material claim thereunder in a due and timely fashion. There are no claims by HD or any Subsidiary pending under any of the HD Insurance Policies as to which coverage has been denied or disputed by the underwriters of such policies.

     4.26     Product and Service Warranties.   Except as set forth in Section 4.26 of the HD Disclosure Schedule, there are no pending or, to the knowledge of HD, threatened, claims, suits, actions or proceedings involving HD or any Subsidiary with respect to any warranties express or implied, written or oral, with respect to the products or services manufactured, sold or provided by HD and its Subsidiaries. HD has provided or made available to Parent, the form of all written warranties furnished by HD and its Subsidiaries to purchasers of any product or service offered by HD and its Subsidiaries since their respective dates of formation.

     4.27     Territorial Restrictions.   Neither HD nor any Subsidiary is restricted by any agreement or understanding with any other Person from carrying on its business anywhere in the world.

     4.28     Inventories.   Except as set forth in Section 4.28 of the HD Disclosure Schedule and net of reserves as reflected in the HD Financial Statements, (a) inventories are of such quality as to meet the quality control standards of HD and its Subsidiaries and are of such a quality and quantity as to be usable in the ordinary course of business, and (b) inventories that are finished goods are saleable in the ordinary course of business.

     4.29     Suppliers and Customers.   Section 4.29 of the HD Disclosure Schedule sets forth (i) the five largest suppliers of HD and each Subsidiary, (ii) all sole source suppliers of HD and each Subsidiary and (iii) the five largest customers of HD and each Subsidiary for the period from January 1, 2001 through the date hereof. During such period, none of such customers has cancelled in whole or in part its agreement or commitment with HD or such Subsidiary to purchase products or services (or threatened in writing to do any of the foregoing) and none of such suppliers and sole source suppliers has cancelled in whole or in part its agreement or commitment to supply services or supplies to HD or such Subsidiary (or threatened in writing to do any of the foregoing). To the knowledge of HD, the relationship of HD and its Subsidiaries, with each of its suppliers and each of its customers is a good commercial working relationship. To the knowledge of HD, no supplier or customer has threatened to cancel or otherwise substantially modify its relationship with HD or any Subsidiary or to limit its services, supplies or materials to HD or any Subsidiary, or its usage or purchase of the services and products of HD or any Subsidiary either as a result of the transactions contemplated hereby or otherwise.

     4.30     Disclosure.   No statement of fact by HD contained herein and no written statement of fact furnished by HD to Parent or Sub in connection herewith, taken as a whole (inclusive of the HD Disclosure Schedule), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they were made.

     4.31     Information Supplied.   None of the information supplied or to be supplied by HD or any Subsidiary specifically for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 6.9) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement (as defined in Section 6.9) will, at the date it is first mailed to the stockholders of HD and Parent or at the time of the HD Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, and the respective rules and regulations promulgated thereunder. No representation or warranty is made by HD with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     As of the date hereof, or such earlier date as may be specified in any instance, Parent and Sub jointly and severally make the following representations and warranties to HD. Such representations and warranties include and are qualified by the Parent Disclosure Schedule delivered to HD concurrently with this Agreement (the “Parent Disclosure Schedule”) and to the extent specifically referenced in the following Sections of this
Article V.

     5.1     Organization and Qualification.   Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub was formed for the sole purpose of effecting the Merger and has not conducted any business or incurred any liabilities or obligations since its formation. Complete and correct copies of the Certificate of Incorporation and Bylaws of Parent and Sub, each as in effect on the date hereof, have been delivered or made available to HD. Each of Parent and Sub has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

     5.2     Authority.   Each of Parent and Sub has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by Parent and Sub have been duly and validly authorized and approved by Parent’s and Sub’s Board of Directors and no other corporate or stockholder proceedings on the part of Parent or Sub are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby, except for the Parent Stockholder Consent. This Agreement has been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by HD, constitutes the valid and binding obligation of Parent and Sub, enforceable against each in accordance with its terms.

     5.3     No Conflicts, Required Filings and Consents.   Except as set forth in Section 5.3 of the Parent Disclosure Schedule, none of the execution and delivery hereof by Parent or Sub, the consummation by Parent and Sub of the transactions contemplated hereby, or compliance by Parent and Sub with any of the provisions hereof, will:

(a) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Sub;

(b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or Sub, or by which Parent or Sub, or their properties or assets may be bound or affected;

(c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage or indenture, or any contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any of their properties or assets may be bound or affected;

(d) result in the creation of any Lien on any of the property or assets of Parent or Sub; or

(e) other than the SEC Approval, require any Consent of (i) any Governmental Entity (except for compliance with any applicable requirements of any applicable securities laws), or (ii) any other Person.

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     5.4     Brokers.   No broker or finder is entitled to any broker’s or finder’s fee in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Sub.

     5.5    Capitalization.

(a) The authorized capital stock of Parent consists (i) of 40,000,000 Parent Shares, of which 21,010,289 shares are issued and outstanding, (ii) 10,000 shares of Parent Preferred, of which no shares are issued and outstanding and (iii) options and warrants to acquire a total of 6,453,720 Parent Shares. On the Closing Date, the capitalization of Parent will be adjusted to reflect the Parent Split. All outstanding capital stock of Parent was issued in accordance with Applicable Law. Except as set forth in Section 5.5 of the Parent Disclosure Schedule, there are no options, warrants, calls, convertible notes, agreements, commitments or other rights presently outstanding that would obligate Parent to issue, deliver or sell Parent Shares, or to grant, extend or enter into any such option, warrant, call, convertible note, agreement, commitment or other right. Parent has no bond, debenture, note or other indebtedness issued or outstanding that has voting rights in Parent.

(b) Except as set forth in Section 5.5 of the Parent Disclosure Schedule, no Person has any right to cause Parent to effect, or participate in, the registration under the Securities Act of any Parent Shares.

(c) When delivered to the HD Stockholders in accordance with the terms ofthis Agreement, the Parent Shares will be (i) duly authorized, fully paid and nonassessable, and (ii) free and clear of all Liens other than restrictions imposed by federal and state securities laws and by the lock-up restrictions set forth in the Lock-Up Escrow Agreement.

(d) The Parent Shares issued to the HD Stockholders pursuant to this Agreement will be voting stock as required under Section 368(a)(2)(E) of the Code.

     5.6     Subsidiaries.   Except for Parent’s ownership of all of the issued and outstanding shares of Sub Common Stock, neither Parent nor Sub owns or controls, directly or indirectly, any equity interest, or any security convertible into an equity interest, in any entity, other than as listed in Section 5.6 of the Parent Disclosure Schedule.

     5.7    Intellectual Property.

(a) Set forth in Section 5.7(a) of the Parent Disclosure Schedule is a true and complete list of all material proprietary technology, patents, trademarks, trade names, service marks, and registered copyrights (and all pending applications or current registrations for any of the foregoing), and all licenses granted to Parent or Sub by third parties of patent rights, trademark rights, trade name rights and service mark rights, used by Parent or Sub in the conduct of Parent’s business (together with trade secrets and know how used in the conduct of Parent’s business, and expressly excluding any software used in the Parent’s business, the “Parent Intellectual Property Rights”). Except as set forth in Section 5.7(a) of the Parent Disclosure Schedule, Parent owns, or has validly licensed or otherwise has the right to use or exploit, as currently used or exploited, all of the Parent Intellectual Property Rights, free of any Lien or any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise). No claims are pending against Parent or Sub or threatened against Parent or Sub, that Parent or Sub is infringing or otherwise violating the rights of any Person with regard to any Parent Intellectual Property Right or that any Parent Intellectual Property Right is invalid or unenforceable. To the knowledge of Parent, no Person is infringing the rights of Parent or Sub with respect to any Parent Intellectual Property Right nor, to the knowledge of Parent, has any Person threatened to do so. To the knowledge of Parent, neither Parent, Sub nor any of their employees, agents or independent contractors, in connection with the performance of such Person’s services with Parent or Sub, as the case may be, has used, appropriated or disclosed, directly or indirectly, any trade secret or other proprietary or confidential information of any other Person without the right to do so, or otherwise violated any confidential relationship with any other Person, other than such actions that were not, or would not reasonably be expected to be, materially adverse to Parent’s business.

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(b) Neither Parent nor Sub license any software to third parties in the conduct of Parent’s business. Except as set forth in Section 5.7(b) of the Parent Disclosure Schedule, Parent currently owns, or is validly licensing or otherwise has the right to use or exploit, as currently used or exploited, all material computer software used by Parent or Sub in the conduct of Parent’s business (the “Parent Software”), including, without limitation, any upgrade, alteration or enhancement with respect thereto which Parent or Sub uses and, in the case of Parent Software internally developed by Parent or Sub, all source code and system specifications. With respect to the Parent Software, Parent and Sub further represent and warrant:

(i) the Parent Software is not subject by agreement to any operational limitations;

(ii) the Parent Software has been maintained with appropriate confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the proprietary, trade secret or confidential information contained therein;

(iii) the Parent Software has been registered or is eligible for protection and registration under applicable U.S. copyright law and has not been forfeited to the public domain;

(iv) Parent and Sub have complete and exclusive right, title and interest in and to the Parent Software owned by Parent;

(v)Parent and Sub have developed the owned Parent Software through their own efforts and for their own account without the aid or use of any consultants, agents, independent contractors or other Persons (other than Persons that are employees of Parent or Sub);

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(vi) no claims are pending against Parent, or Sub, or, to the knowledge of Parent, threatened against Parent or Sub, alleging that the Parent Software is infringing or otherwise violating the copyright or other intellectual property rights of any Person;

(vii) except as set forth in Section 5.7(b) of the Parent Disclosure Schedule, there are no agreements or arrangements with Parent or Sub in effect with respect to the marketing, distribution, licensing or promotion of the Parent Software by any other Person (other than the license agreements granting Parent or Sub, as the case may be, certain licenses to the Parent Software developed by third parties); and

(viii) the Parent Software, together with the Parent Intellectual Property Rights, constitute all of the intellectual property and software currently used by Parent and Sub and which are necessary to conduct Parent’s business as it is presently conducted.

(c) Parent and Sub have registered, or are validly licensing or otherwise have the right to use, all domain names (i) registered to or used by Parent or Sub, or (ii) registered to any employee of Parent or Sub used in the conduct of the Parent’s business (collectively, “Parent Domain Names”).

(d) Except as set forth in Section 5.7(d)of the Parent Disclosure Schedule:

(i) All former and current consultants or contractors of Parent and Sub have executed and delivered written instruments with Parent or Sub, as the case may be, that assign to Parent or Sub, all rights to any inventions, improvements, discoveries or information developed by them to Parent or Sub. All employees of Parent and Sub who participated in the creation or contributed to the development of the Parent Intellectual Property Rights, the Parent Software or the Parent Domain Names were employees of Parent or Sub at the time of rendering such services, such services were within the scope of their employment and such employees have validly assigned any rights to the Parent Intellectual Property Rights, the Parent Software and the Parent Domain Names to Parent or Sub; and

(ii) Parent and Sub have taken all such security measures as they have deemed commercially reasonable and appropriate, including entering into appropriate confidentiality and nondisclosure agreements with all of their employees, consultants and contractors, and any other Persons with access to the trade secrets or know how of Parent and Sub, to protect the secrecy, confidentiality and value of all such trade secrets or know how. There has not been any breach by Parent, nor, to the knowledge of Parent, any other party to any such agreement, other than such actions that could not reasonably be expected to cause a Material Adverse Effect.

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5.8 Contracts.

(a) Section 5.8 of the Parent Disclosure Schedule sets forth a true and complete list of each contract, agreement and commitment (whether written or oral) that provides for payments by or to Parent or Sub exceeding $50,000 in the aggregate, including any service agreements, customer agreements, supplier agreements, agreements to lend or borrow money, employment agreements, agreements relating to Parent Intellectual Property Rights and the like, to which Parent or Sub is, directly or indirectly, a party (in its own name or as a successor in interest), or by which either Parent or Sub or any of their properties or assets is otherwise bound, (collectively, the “Parent Contracts”).

(b) True and complete copies of all Parent Contracts (or a true and complete narrative description of any oral Parent Contract) have previously been provided or made available to HD. Neither Parent, Sub, nor, to the knowledge of Parent, any other party to any of the Parent Contracts (x) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the Parent Contracts, or (y) has waived any right it may have under any of the Parent Contracts. All of the Parent Contracts constitute the valid and binding obligations of Parent or Sub, as the case may be, enforceable against Parent or Sub in accordance with their respective terms, and, to the knowledge of Parent, of the other parties hereto.

     5.9     Leases.    Section 5.9 of the Parent Disclosure Schedule sets forth a list of each lease pursuant to which Parent or Sub lease, as lessor or lessee, real or personal property used in operating Parent’s business (or otherwise) that requires payments by or to Parent or Sub that exceed $50,000 in the aggregate (the “Parent Leases”). Copies of the Parent Leases, all of which have previously been provided to HD, are true and complete copies thereof. All of the Parent Leases are valid, binding and enforceable against Parent or Sub, as the case may be, and, to the knowledge of Parent, against the other parties thereto, in accordance with their respective terms, and there is not under any such Lease any existing default by Parent or Sub or, to the knowledge of Parent, by any other party thereto, or any condition or event that, with notice or lapse of time or both, would constitute a default. Neither Parent nor Sub has received notice that the lessor of any of the Parent Leases intends to cancel, suspend or terminate such Lease or to exercise or not exercise any option thereunder.

     5.10     Title to Properties.  Except as set forth in Section 5.10 of the Parent Disclosure Schedule, Parent has good and valid title to, or a good and valid leasehold interest in, all tangible property and assets used in the conduct of its business, in each case, free and clear of any and all Liens other than Permitted Liens.

     5.11    Taxes.   Except as set forth in Section 5.11 of the Parent Disclosure Schedule:

(a) Each of Parent and Sub has duly and timely filed all federal, state and local or foreign income, franchise, excise, real and personal property and other Tax returns and reports, including extensions, required to have been filed on or prior to the Closing Date. Parent and Sub have made adequate provision in the Parent Financial Statements (in accordance with GAAP) for the payment of all such Taxes attributable to any period ending on or prior to the Closing Date but not currently due and payable. Parent and Sub have duly and timely paid all Taxes and other governmental charges, and all interest and penalties with respect thereto (whether by way of withholding or otherwise) to any federal, state, local, foreign or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the Parent Financial Statements). As of the Closing Date, all deficiencies proposed as a result of any audit will have been paid or settled.

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(b) All monies required to be withheld by Parent or Sub from employees, independent contractors, creditors, customers or other third parties for Taxes have been collected or withheld, and either duly and timely paid to the appropriate taxing authorities or (if not yet due for payment) set aside in accounts for such purposes.

(c) Neither Parent nor Sub is a party to, or bound by, or otherwise in any way obligated under, any tax sharing or similar agreement.

(d) Neither Parent nor Sub has consented to have the provisions of Section 341(f)(2) of the Code (or comparable state law provisions) apply to it, and neither Parent nor Sub has agreed or been requested to make any adjustment under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

(e) Neither Parent nor Sub is a party to any pending action or proceeding by any Governmental Entity for the assessment or collection of any Taxes or fees. Neither Parent nor Sub has executed a closing agreement with the United States government with respect to any federal income tax. Neither Parent nor Sub has waived (and neither Parent nor any Sub is subject to a waiver of) any statute of limitations in respect of the payment of Taxes nor agreed to any extension of time with respect to any Tax assessment or deficiency (other than with respect to limitation periods that have since expired). There are no Liens for Taxes on any of the assets of Parent or Sub, other than Liens for Taxes which are not yet due or payable or which have been provided for in the Parent Financial Statements.

5.12 Employee Benefit Plans; Labor Relations.

(a) Except as disclosed in Section 5.12 of the Parent Disclosure Schedule, there are no employee benefit plans, agreements or arrangements maintained by Parent or Sub, or in which Parent or Sub participates as a co-employer, including (i) “employee benefit plans”within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) current or deferred compensation, bonus, pension, profit sharing, vacation or severance plans or programs; or (iii) medical, hospital, accident, retiree medical or life insurance, disability or death benefit plans (all of the foregoing, collectively, “Parent Benefit Plans”).

(b) Neither Parent nor Sub is a party to any collective bargaining agreement; no collective bargaining agent has been certified as a representative of any of the employees of Parent or Sub; no representation campaign or election is now in progress with respect to any employee of Parent or Sub; and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of Parent, threatened, relating to or affecting the Parent’s business. To the knowledge of Parent, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

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(c) Each of Parent and Sub has complied in all material respects with all federal, state or local laws with respect to the payment of wages and employment matters.

     5.13     Undisclosed Liabilities.   Except as set forth in Section 5.13 of the Parent Disclosure Schedule, neither Parent nor Sub has any debt, liability or obligation of any kind, whether accrued, contingent, absolute or otherwise, including any liability or obligation on account of litigation, taxes or any governmental charge or penalty, interest or fine, except (a) liabilities incurred in the ordinary course of business after December 31, 2001 that do not exceed $25,000 in the aggregate which are not reflected in the Parent Financial Statements; (b) liabilities reflected in the Parent Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

     5.14    SEC Filings; Parent Financial Statements.

(a) Except as set forth in Section 5.14 of the Parent Disclosure Schedule, Parent has timely filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 2001. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the “Parent SEC Reports”). As of their respective dates, the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

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(c) Parent has heretofore furnished HD with a true and complete copy of (i) the audited balance sheet of Parent as at December 31, 2001 and related audited statements of income and statements of cash flow for the fiscal year ended December 31, 2001, as set forth in Parent’s Form 10-KSB filed with the SEC for the fiscal year ended December 31, 2001; and (ii) the unaudited balance sheet of Parent as at September 30, 2001, and the related unaudited statements of income and statements of cash flow of Parent for the nine-month period ended September 30, 2001, as set forth in Parent’s Form 10-QSB filed with the SEC for the fiscal quarter ended September 30, 2001 (all of the financial statements referenced in clauses (i) and (ii) are collectively herein referred to as the “Parent Financial Statements”). Except as disclosed therein, the Parent Financial Statements have been prepared in accordance with GAAP (except for the absence of footnotes and normal year end adjustments in all unaudited Parent Financial Statements) consistently followed throughout the period indicated, and present fairly, in all material respects, the financial position and operating results of Parent as of the dates, and during the periods, indicated therein.

     5.15     Compliance with Applicable Laws.   Parent holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of its assets and properties, as appropriate, and to carry on Parent’s business as now conducted (the “Parent Permits”). Both Parent and Sub are in material compliance with Applicable Law and the terms of the Parent Permits. True and complete copies of all Parent Permits have been delivered or made available to HD

     5.16     Absence of Material Adverse Effect.  Except as set forth in the Parent SEC Reports or in Section 5.16 of the Parent Disclosure Schedule and except as contemplated hereby, since December 31, 2001, there has been no event or condition of any character that has had, or could reasonably be expected to have, a Material Adverse Effect as to Parent or Sub.

     5.17    Litigation.

(a) Except as set forth in Section 5.17of the Parent Disclosure Schedule and except as disclosed in the Parent SEC Reports, there is no Action pending or, to the knowledge of Parent, threatened against or affecting Parent or Sub or the business of Parent or Sub, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Parent or Sub.

(b) There is no Action pending, or to the knowledge of Parent, threatened, by or against or affecting Parent or Sub in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

     5.18     Disclosure.   No statement of fact by Parent or Sub contained herein and no written statement of fact furnished by Parent or Sub to HD in connection herewith, taken as a whole (inclusive of the Parent Disclosure Schedule), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein contained, in light of the circumstances in which they were made, not misleading.

     5.19     Information Supplied.   None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of HD and Parent or at the time of the HD Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the respective rules and regulations promulgated thereunder. No representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Registration Statement or the Proxy Statement based on information supplied by HD specifically for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement, as the case may be.

ARTICLE VI

ADDITIONAL AGREEMENTS

     6.1     Conduct of the Business by HD and Parent Pending the Merger.   (a)  From and after the date hereof and prior to the Closing, except as contemplated hereby, or as specified in Section 6.1 of the HD Disclosure Schedule, unless Parent shall otherwise agree in advance in writing, HD and each Subsidiary shall (i) conduct its operations only in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its officers, consultants and key employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with HD or such Subsidiary, as the case may be, as well as with officials and employees of Governmental Entities which regulate HD or any Subsidiary, to the end that its goodwill and on-going businesses shall not be impaired in any material respect at the Closing by its failure to do any of the foregoing, and (iii) not take any action which could adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, except where required by Applicable Law. Without limiting the generality of the foregoing and except as contemplated by this Agreement, the Interim Financing and the Rights Offering, from the date hereof until the Closing Date, HD and each Subsidiary shall (x) not declare or pay any dividend or distribution on the HD Shares, and (y) not sell or otherwise dispose of any of its tangible assets (other than inventory in the ordinary course of business).

(b) From and after the date hereof and prior to the Closing, except as contemplated hereby, or as specified in Section 6.1 of the Parent Disclosure Schedule, unless HD shall otherwise agree in writing, Parent and Sub shall not take any action which could adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, except where required by Applicable Law. Without limiting the generality of the foregoing and except as contemplated by this Agreement, the Interim Financing and the Rights Offering, from the date hereof until the Closing Date, Parent and Sub shall not (i) amend or otherwise change its Certificate of Incorporation or Bylaws; (ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in Parent; (iii) (A) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (B) make any loans or advances to any Person, (C) authorize any capital expenditures or purchases of fixed assets, or (D) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 6.1(b)(iii); (iv) (A) increase the compensation payable or to become payable to its officers or employees, (B) grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of Parent or Sub, or (C) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by Applicable Law; (v) except as may be required as a result of a change in law or in generally accepted accounting principles, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable); (vi) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local, or foreign tax liability or agree to an extension of a statute of limitations; or (vii) take, or agree in writing to take, any of the actions described in Sections 6.1(b)(i) through (vi) above.

     6.2     Access to Information.   From the date hereof through the Closing, HD, Parent and Sub shall, and shall each cause its authorized representatives (including its officers, directors, employees, counsel, advisors, accountants and financial advisors) to (a) provide to the authorized representatives of the other, full and complete access during normal business hours (and at such other times as the parties may mutually agree), upon reasonable notice, to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to the other all information concerning its business, properties and personnel as the other may reasonably request; and (b) furnish to the other and its authorized representatives all information reasonably requested and as customarily furnished in transactions of this nature. Without limiting the generality of the foregoing, immediately following the execution and delivery of this Agreement, each of HD, Parent and Sub shall, and shall cause its representatives to, provide to the other and its authorized representatives full and complete access to its financial and accounting records, together with all written or oral agreements, instruments, notices, documents, licenses, permits, financial data or other information related or ancillary thereto, or reasonably requested by the other in connection with its evaluation thereof. Each of HD, Parent, Sub and their authorized representatives, shall, in the exercise of the rights described in this Section 6.2, not unduly interfere with the operation of the business of the other parties.

     6.3     Filings; Tax Elections.   Each of HD, each Subsidiary, Parent and Sub shall promptly provide the other parties hereto with copies of all filings made by it with any Governmental Entity in connection herewith and the transactions contemplated hereby. HD shall, before settling or compromising any material income tax liability, consult with Parent and its advisors as to the positions and elections that will be taken or made with respect to such matter.

     6.4     Public Announcements.   Prior to the Closing Date, no news release or other public announcement pertaining in any way to the transactions contemplated by this Agreement will be made by any party hereto without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed) unless such release or announcement is required by Applicable Law. If such release or announcement is required by Applicable Law, the party making such release or announcement shall provide a copy thereof to the other party within a reasonable time prior to publication, and the other party shall have the right to review and comment on such release or announcement.

     6.5     Transfer Taxes.   Each of Parent and HD, respectively, shall timely pay any stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes or fees not including any income tax, gross receipts tax or any similar tax measured with respect to gross or net income (collectively, the “Transfer Taxes”) imposed on it at or prior to the Closing in connection with the transactions contemplated hereunder that are required to be paid in connection therewith. Parent and HD shall cooperate in the preparation, execution and filing of all tax returns, questionnaires, applications, or other documents regarding any such Transfer Taxes.

     6.6     Options and Warrants.   (a) At the Effective Time, each HD Option under the HD Stock Option Plan or otherwise, shall by virtue of the Merger, be assumed by Parent. Each HD Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the HD Stock Option Plan and any other document governing such option immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each HD Option will be exercisable (or will become exercisable in accordance with its terms) for that number of Parent Shares equal to the product of the number of shares of HD Common that were issuable upon exercise of such HD Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded up to the nearest whole number of Parent Shares, and (ii) the per share exercise price for the Parent Shares issuable upon exercise of such assumed HD Option (the “Adjusted Option Price”) shall be equal to the quotient of (A) the aggregate exercise price for the shares of HD Common otherwise purchasable pursuant to such HD Option divided by (B) the aggregate number of Parent Shares deemed purchasable pursuant to such HD Option (each, as so adjusted, an “Adjusted Option”); provided that such exercise price shall be rounded down to the nearest whole cent, and (iii) any restriction on the exercisability of such HD Option shall continue in full force and effect, and the term, exercisability, vesting schedule, acceleration provisions and other provisions of such HD Option shall remain unchanged. It is the intention of the parties that the HD Options so assumed by Parent following the Effective Time will remain incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. As soon as practicable after the Effective Time, Parent shall issue to each Person who, immediately prior to the Effective Time was a holder of an outstanding HD Option under the HD Stock Option Plan or otherwise, a document evidencing the foregoing assumption of such HD Option by Parent.

(b) At the Effective Time, by virtue of the Merger and without the need for any further corporate action, each HD Warrant (other than any HD Warrant held by Parent) outstanding immediately prior to the Effective Time shall be automatically converted into a warrant to acquire, on the same terms and conditions, including registration rights, as were applicable under such HD Warrant immediately prior to the Effective Time, the number of Parent Shares (rounded up to the nearest whole share) determined by multiplying the number of shares of HD Common subject to such HD Warrant (or in the case of HD Warrants to purchase shares of HD Preferred, the number of shares of HD Common issuable upon conversion of such shares of HD Preferred immediately prior to the Effective Time) by the Exchange Ratio, at a price per Parent Share (the “Adjusted Warrant Price”) equal to the quotient of (A) the aggregate exercise price for shares of HD Common otherwise purchasable pursuant to such HD Warrant (or in the case of HD Warrants to purchase shares of HD Preferred, the aggregate exercise price for shares of HD Preferred purchasable pursuant to such HD Warrant plus the aggregate conversion price of the shares of HD Common underlying the shares of HD Preferred subject to such HD Warrant immediately prior to the Effective Time) divided by (B) the aggregate number of shares of Parent Shares deemed purchasable pursuant to such HD Warrant; provided that such exercise price shall be rounded down to the nearest whole cent.

6.7 Employment.

(a) Existing Employment Agreements. Effective at the Effective Time, any employment agreements between Parent and any of its officers or other employees shall be terminated.

(b) Benefits. All employees of HD and its Subsidiaries will continue to be eligible to participate in employee benefit plans, agreements and arrangements maintained by, or contributed to by, HD or its Subsidiaries. Nothing in this Agreement shall be deemed to entitle the employees of HD and its Subsidiaries to a continuing employment relationship with Parent or the Surviving Corporation following the Closing.

(c) No Third Party Beneficiary. The provisions of this Agreement, including without limitation Section 6.6 and this Section 6.7, are intended to bind, and inure to the benefit of, the parties hereto only, and provisions contained herein shall not be construed as granting rights to or vesting rights in any other Person as a third party beneficiary or otherwise.

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     6.8     Exclusivity.   (a) HD, each Subsidiary, Parent, Sub and each of their respective officers, directors and employees, covenants and agrees that, from the date hereof until the earlier to occur of (i) the Closing or (ii) the termination of this Agreement in accordance with Section 8.1 (the “Exclusivity Period”), it and each of them shall forebear from directly or indirectly negotiating, soliciting or accepting any offer with or from any other Person to purchase, acquire, or merge or combine with, as applicable, HD, any Subsidiary, Parent or Sub or any capital stock or assets of the foregoing, or any interest in any of the foregoing. Without limiting the generality of the foregoing:

(i) During the Exclusivity Period, HD, each Subsidiary, Parent and Sub shall not, nor will it authorize or permit any of its officers, directors, affiliates, stockholders or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (A) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined in clause (ii)), (B) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (C) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions, (D) approve, endorse or recommend any Acquisition Proposal or (E) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal. HD, each Subsidiary, Parent and Sub shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of HD, any Subsidiary, Parent or Sub or any investment banker, attorney or other advisor or representative of HD, any Subsidiary, Parent or Sub shall be deemed to be a breach of this Section 6.8 by HD, any Subsidiary, Parent or Sub, as the case may be.

(ii) For purposes of this Agreement, “Acquisition Proposal” shall mean any bona fide offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, “Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from HD, any Subsidiary, Parent or Sub by any Person or “group”(as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 35% interest in the total outstanding voting securities of HD, any Subsidiary, Parent or Sub or any tender offer or exchange offer that if consummated would result in any Person or “group”beneficially owning 35% or more of the total outstanding voting securities of HD, any Subsidiary, Parent or Sub or any merger, consolidation, business combination or similar transaction involving HD, any Subsidiary, Parent or Sub pursuant to which the stockholders of HD, such Subsidiary, Parent or Sub, as the case may be, immediately preceding such transaction hold less than 65% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 25% of the assets of HD, any Subsidiary, Parent or Sub; or (C) any liquidation or dissolution of HD, any Subsidiary, Parent or Sub.

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6.9 Preparation of Proxy Statement; Registration Statement on Form S-4.

(a) As promptly as practicable after the execution of this Agreement, (i) Parent and HD will prepare and file with the SEC, a Joint Information Statement and Proxy Statement describing the terms of the Merger (the “Proxy Statement”); which shall, (x) on behalf of HD, solicit the HD Stockholder Approval, and (y) on behalf of Parent, furnish information comparable to the information required by Schedule 14C promulgated under the Exchange Act or required by relevant state laws relating to the Parent Stockholder Consent, and (ii) Parent and HD will prepare and file with the SEC a Registration Statement on Form S-4 for purposes of registering the Parent Shares issuable to the HD Stockholders upon consummation of the Merger (the “Registration Statement”), in which the Proxy Statement will be included as a prospectus. Each of Parent and HD will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Parent and HD will cause the Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Each of HD and Parent will prepare and use commercially reasonable efforts to file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement. Parent and HD each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 6.9.

(b) If at any time prior to the Effective Time any event or circumstance relating to Parent, Sub or their respective directors or officers is discovered by Parent which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, Parent shall promptly inform HD. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(c) If at any time prior to the Effective Time, any event or circumstance relating to HD, or any Subsidiary or any of their respective directors or officers is discovered by HD or any Subsidiary which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, HD shall promptly inform Parent.

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(d) Parent shall advise HD, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or any comments thereon or responses thereto.

(e) HD shall deliver to Parent true and complete copies of the HD Financial Statements and any other financial statements or information related to HD or any Subsidiary that is required for compliance with SEC disclosure requirements in connection with the Merger, including any information necessary to prepare and file the Proxy Statement and the Registration Statement. Without limiting the generality of the foregoing, upon request from Parent, HD shall deliver to Parent all interim financial statements of HD and its Subsidiaries that are prepared by or on behalf of HD or its Subsidiaries from the date hereof until the filing of the Proxy Statement and the Registration Statement.

(f) Upon request from Parent, HD shall deliver to Parent a letter identifying all Persons who are, at the time of the HD Stockholder Approval, “affiliates” of HD for purposes of Rule 145 under the Securities Act. HD shall use commercially reasonable best efforts to cause each such Person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit E hereto.

     6.10     Appointment of New Directors.   Immediately after the Closing, Parent shall cause each director of HD as of the date preceding the Closing Date to be elected as a director of Parent.

     6.11     Rights Offering.  HD and each Subsidiary shall use their best efforts to commence the Rights Offering as soon as practicable after the execution of this Agreement and consummate the Rights Offering in accordance with the terms set forth in Annex A hereto.

     6.12     Listing of Parent Shares.   As soon as practicable after the Merger, Parent will take such action as may be commercially reasonable (i) to satisfy NASDAQ criteria for listing the Parent Shares on the Small Cap or National Market, and (ii) apply for the listing of the Parent Shares on the NASDAQ Small Cap or National Market.

     6.13     Further Assurances.   From time to time after the Closing, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments, and take such further action, as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions hereof.

     6.14     Indemnification of Parent Officers, Directors and Employees.

(a) The Bylaws of Parent after the Effective Time shall contain the provisions with respect to indemnification set forth in the Bylaws of Parent on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Parent, unless such modification is required by law.

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(b) Parent shall, to the fullest extent permitted under Applicable Law or under Parent’s Certificate of Incorporation or Bylaws and regardless of whether the Merger is consummated, indemnify and hold harmless, and, after the Effective Time, Parent shall, to the fullest extent permitted under applicable law or under Parent’s Certificate of Incorporation or Bylaws as in effect at the Effective Time, indemnify and hold harmless, each present and former director, officer or employee of Parent or Sub (collectively, the “Parent Indemnified Parties”) against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in Parent’s Certificate of Incorporation or Bylaws as in effect on the date hereof, in each case for a period of six years after the date hereof.

     6.15     Parent Guaranty.   Parent hereby agrees to absolutely, unconditionally and irrevocably guarantee the full and timely performance by Sub of all Sub’s obligations under this Agreement.

     6.16     Voting Agreement.   HD hereby agrees that it will cause HD Stockholders holding approximately 52% of the HD Shares entitled to vote on the Merger to enter into the Voting Agreement on or before April 30, 2002.

ARTICLE VII

CONDITIONS PRECEDENT

     7.1     Conditions to Obligations of HD to Effect the Merger.   The obligations of HD to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a) The consummation of the Merger shall not be restrained, enjoined, prohibited or materially restricted or delayed by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents or materially restricts or delays the consummation of the Merger. No Action by any Governmental Entity shall have been commenced (and be pending), or, to the knowledge of the parties hereto, threatened, against Parent, Sub, HD, any Subsidiary, or any of their respective Affiliates, partners, associates, officers, directors or stockholders seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith;

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(b) Parent and Sub shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Closing, and the representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Closing as if made at and as of the Closing, and HD shall have received a certificate of Parent to such effect signed by a duly authorized officer of Parent;

(c) Parent shall have obtained or caused to be obtained all of the Consents, if any, listed in Section 7.1(c) of the Parent Disclosure Schedule;

(d) HD shall have received at the Closing corporate certificates of good standing for each of Parent and Sub, as of a recent date, from the Secretary of State of Delaware, and a copy of the Certificate of Incorporation of Parent and Sub, each as certified by the Secretary of State of Delaware;

(e) Parent shall have a minimum of $1.0 million in net cash and cash equivalents available as at the Effective Time, exclusive of expenses, fees and other costs (including any Transfer Taxes owed by Parent pursuant to Section 6.5) in connection with this Agreement and the transactions contemplated hereby, and HD shall have received a certificate of Parent to such effect signed by a duly authorized officer of Parent;

(f) Parent shall have contributed all of its assets other than cash to a newly-formed, wholly-owned subsidiary (other than Sub), and such subsidiary shall have assumed all of Parent’s liabilities with respect to such assets;

(g) The Parent Stockholder Consent shall have been obtained;

(h) HD shall have received, at the Closing, a duly executed Stockholders Agreement, substantially in the form of Exhibit D hereto (the “Stockholders Agreement”), executed by each of the Netword Stockholders (as defined therein);

(i) There shall have been no Material Adverse Effect of Parent since the date of this Agreement; provided however, that for purposes of this Section 7.1(i), losses incurred by Parent in the ordinary course of business shall not be deemed to be a Material Adverse Effect;

(j) The Registration Statement shall have been declared effective by the SEC and the Parent Shares issuable upon consummation of the Merger shall be registered under the Securities Act and state securities laws (the “SEC Approval”);

(k) Parent shall have filed a Registration Statement on Form 8-A with the SEC, registering Parent’s common stock under Section 12 of the Exchange Act;

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(l) HD shall have received at the Closing, the Lock-Up Escrow Agreement, substantially in the form of Exhibit A, duly executed by Parent;

(m) HD shall have received an opinion of Parent’s legal counsel, dated as of the Closing Date, substantially in the form attached hereto as Exhibit F; and

(n) The HD Stockholder Approval shall have been obtained.

     7.2     Conditions to Obligations of Parent and Sub to Effect the Merger.   The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

(a) The consummation of the Merger shall not be restrained, enjoined, prohibited or materially restricted or delayed by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents or materially restricts or delays the consummation of the Merger. No Action by any Governmental Entity shall have been commenced (and be pending), or, to the knowledge of the parties hereto, threatened, against Parent, Sub, HD or any Subsidiary or any of their respective Affiliates, partners, associates, officers, directors or stockholders seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith.

(b) HD shall have performed in all material respects its agreements contained herein required to be performed at or prior to the Closing, and the representations and warranties of HD contained herein that are qualified as to materiality shall be true and correct and such representations that are not so qualified shall be true and correct in all material respects when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Closing as if made at and as of such time, and Parent shall have received a certificate of HD to such effect signed by a duly authorized officer of HD;

(c) HD shall have obtained or caused to be obtained all of the Consents, if any, listed in Section 7.2(c) of the HD Disclosure Schedule;

(d) Parent shall have received a corporate certificate of good standing for HD and each Subsidiary as of a recent date, from the Secretary of State of each such entity’s jurisdiction of formation, and a copy of the Certificate of Incorporation of HD and each Subsidiary, each as certified by the Secretary of State of each such entity’s jurisdiction of formation;

(e) There shall have been no Material Adverse Effect of HD or any Subsidiary since the date of this Agreement; provided however, that for purposes of this Section 7.2(e), continuing losses incurred by HD in the ordinary course of business shall not be deemed to be a Material Adverse Effect;

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(f) HD shall have successfully completed the Rights Offering, raising gross proceeds of at least $4,000,000;

(g) The SEC Approval shall have been obtained;

(h) Parent shall have received at Closing, a Stockholders Agreement, substantially in the form of Exhibit D hereto, duly executed by ST, Spencer Trask Investment Partners, LLC, Spencer Trask Intellectual Capital Company LLC, Witmer, Stemm, Cisco Systems, Inc. and Motorola, Inc.;

(i) The HD Stockholder Approval shall have been obtained;

(j) Rights to demand appraisal under Section 262 of the DGCL shall have expired or shall otherwise be unavailable with respect to at least 95% of the HD Shares;

(k) Parent shall have received at the Closing, the Lock-Up Escrow Agreement, substantially in the form of Exhibit A, duly executed by HD;

(l) The Debt Restructuring shall have been completed;

(m) The Parent Stockholder Consent shall have been obtained; and

(n) Parent shall have received an opinion of legal counsel of HD, substantially in the form of Exhibit G hereto.

     7.3     Mutual Covenants and Obligations.   Except as otherwise required by law, the parties agree for U.S. federal income tax purposes to report, to the extent any such report or filing is required under U.S. Treasury Regulations Section 1.368-3 or otherwise, the Merger as a transaction described in Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and to refrain from engaging in any transaction subsequent to the Closing which would cause the Merger to fail to meet the requirements of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. The parties agree to cooperate in the provision of such information as may reasonably be required in the event, subsequent to the Closing, the U.S. Internal Revenue Service challenges the qualification of the transaction thereunder.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

     8.1     Termination.   This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Parent and HD;

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(b) by HD, if not in material breach of its obligations hereunder, upon a material breach by Parent or Sub of any of its representations, warranties, covenants or other obligations hereunder which is not curable or, if curable, is not cured prior to the Termination Date (as defined below);

(c) by Parent and Sub, if not in material breach of their obligations hereunder, (i) upon a material breach by HD of any of its representations, warranties, covenants or other obligations hereunder which is not curable or, if curable, is not cured prior to the Termination Date, (ii) in the event that HD shall not have consummated the Rights Offering and the Debt Restructuring on or prior to June 30, 2002, or (iii) in the event that the Voting Agreement is not executed and delivered to Parent on or before April 30, 2002;

(d) by either Parent or HD if any court of competent jurisdiction or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable; or

(e) by either Parent or HD if the Merger shall not have been consummated on or before September 30, 2002 (the “Termination Date”), provided the terminating party is not otherwise in material breach of its representations, warranties, covenants or other obligations hereunder.

8.2 Fees and Expenses; Termination Fee.

(a) If the Merger is consummated, all costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be charged to and paid by the Surviving Corporation.

(b) If the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that if any balance of that certain $150,000 retainer paid by HD to Parent’s legal counsel in connection with the Rights Offering and other matters exists after such retainer is applied to the legal services rendered by Parent’s counsel to HD in connection with the Rights Offering, HD shall reimburse Parent for any fees and expenses of Parent’s legal counsel in connection with the Merger in the amount of any such remaining balance.

(c) Notwithstanding Section 8.2(a), if the Merger is not consummated other than as a result of a termination of this Agreement by HD pursuant to Section 8.1(b), HD shall upon demand by Parent, promptly pay Parent a termination fee of $1,000,000. Payment of such termination fee shall be liquidated damages for any such termination.

(d) Notwithstanding Section 8.2(a), if the Merger is not consummated as a result of a termination of this Agreement by HD pursuant to Section 8.1(b), Parent shall, upon demand by HD, promptly pay HD a termination fee of $1,000,000. Such payment shall be liquidated damages for any such termination.

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(e) Notwithstanding Section 8.2(a), all costs of printing and mailing in connection with the Registration Statement and the Proxy Statement shall be paid by HD.

     8.3     Amendment.   This Agreement may be amended at any time by an instrument in writing signed on behalf of all of the parties hereto.

     8.4     Waiver.   At any time prior to the Closing, Parent and Sub, on the one hand, or HD, on the other hand, may, to the extent permitted by Applicable Law, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties by the other parties contained herein or in any documents delivered by the other parties pursuant hereto and (iii) waive compliance with any of the agreements of the other parties or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

[INTENTIONALLY OMITTED]

     9.1     Intentionally Omitted.

ARTICLE X

GENERAL PROVISIONS

     10.1     Survival; Recourse.  None of the agreements contained herein shall survive the Merger, except that the agreements contained in Article I, the additional agreements contained in Article VI and the agreements referred to in Section 7.3 and Section 8.2 shall survive the Merger indefinitely (except to the extent a shorter period of time is explicitly specified therein).

     10.2     Notices.   All notices or other communications hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier or express delivery service with receipt, when telefaxed and received, or three (3) days after being deposited in the United States mail, first class, registered or certified, return receipt requested, with postage prepaid, addressed as follows:

If to HD:	Home Director, Inc. 7132 Santa Teresa Boulevard San Jose, California 95139 Attention: Donald Witmer Telephone: (408) 226-6297 Fax: (408) 226-6299

With a copy to:	Snow Becker Krauss P.C. 605 Third Avenue New York, N.Y. 10158-0125 Attention: Eric Honick Telephone: (212) 687-3860 Fax: (212) 949-7052

If to Parent or Sub:	Netword, Inc. 1270 Avenue of the Americas, Suite 1800 New York, N.Y. 10020 Attention: Kent M. Klineman Telephone: (212) 392-1980 Fax: (212) 392-1988

With a copy to:	Kronish Lieb Weiner & Hellman LLP 1114 Avenue of the Americas New York, NY 10036 Attention: Russell S. Berman Telephone: (212) 479-6120 Fax: (212) 479-6275

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 10.2.

     10.3     Entire Agreement; Enforcement.  (a) The Exhibits, the HD Disclosure Schedule and the Parent Disclosure Schedule form a part of this Agreement. This Agreement and the documents and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including that certain Letter of Intent entered into between Parent and HD dated January 30, 2002, except that the provisions contained in paragraph 6 and paragraph 7 of such Letter of Intent shall remain in full force and effect. There are no other representations or warranties, whether written or oral, between the parties in connection with the subject matter hereof.

(b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which the parties are entitled to at law or in equity, each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without posting bond or other undertaking.

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     10.4     Assignments; Parties in Interest.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided herein.

     10.5     Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its rules of conflict of laws; provided, however, that the DGCL shall govern (i) the filing of the Merger Certificate pursuant to Section 1.3, (ii) the approvals required in connection with the Merger (including the HD Stockholder Approval), and (iii) the rights of Dissenting Stockholders pursuant to Section 3.2.

(b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby or thereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 10.2 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby or thereby in (i) the United States District Court for the Southern District of New York, or (ii) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

     10.6     Headings; Interpretation.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation hereof. Words such as “herein,” “hereof,” “hereto,” “hereunder” or the like refer to this Agreement as a whole. The words “include” or “including” denote an example rather than a limitation. The words “or,” “either” or “any” shall not be exclusive. Any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. The parties hereto have participated jointly in the negotiation and drafting hereof; accordingly, no presumption or burden of proof shall arise in favor or against any party by virtue of the authorship hereof. References to Sections, Articles or Exhibits shall, unless the context otherwise requires, be to Sections, Articles or Exhibits hereof.

     10.7     Counterparts; Facsimile.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single agreement. This Agreement may be executed by facsimile signature.

     10.8     Severability. If any term or other provision hereof is invalid, illegal or incapable of being enforced pursuant to any rule of law or public policy, all other terms and provisions hereof shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination by a court of competent jurisdiction that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as may be possible to the fullest extent permitted by Applicable Law to the end that the transactions contemplated hereby shall be fulfilled to the extent possible.

     10.9     Currency.  All payments required by the terms of this Agreement shall be made in the currency of the United States of America. Any references herein to “dollars” or other monetary units shall be deemed to refer to the currency of the United States of America.

     10.10     Certain Definitions.   As used herein:

(a) “Affiliate”of a specified Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

(b) “Applicable Law” means, with respect to any Person, any and all provisions of any and all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances or codes of any Governmental Entity applicable to such Person, (ii) permits applicable to such Person, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Entity, in each case in this clause (iii) specifically naming such Person.

(c) “Environmental Law” means any federal, state or local law (including statutes, regulations, ordinances, codes, rules, judicial opinions and other governmental restrictions and requirements) relating to the discharge of air pollutants, water pollutants, noise, odors or process waste water, or otherwise relating to the environment or hazardous or toxic substances.

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(d) “Exchange Ratio” means the quotient of (i) the Merger Consideration divided by (ii) the sum of (x) the total number of shares of HD Common issued and outstanding immediately prior to the Effective Time, plus (y) the total number of shares of HD Common issuable upon conversion of all shares of HD Preferred issued and outstanding immediately prior to the Effective Time.

(e) “Excluded HD Options” means all options and warrants outstanding immediately prior to the Effective Time which upon adjustment and assumption by Parent pursuant to Section 6.6 will provide for an Adjusted Option Price or an Adjusted Warrant Price equal to or greater than $40 per Parent Share.

(f) “Hazardous Substance” means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

(g) “Lien” means any charge, security interest, pledge, option, right of first refusal, voting proxy or other voting agreement, or encumbrance of any kind or nature other than restrictions on transfer imposed by federal and state securities laws.

(h) Any reference to any event, change, condition or effect as “material” with respect to any Person or group of Persons means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such Person or group of Persons.

(i) “Material Adverse Effect” with respect to any Person or group of Persons, means any event, change or effect that is or is reasonably likely to be materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole; however, none of the following in and of itself or in combination with any of the following, shall constitute a Material Adverse Effect: (A) changes or effects which are primarily or directly caused by the execution and delivery of this Agreement or the performance of the pre-Closing covenants set forth herein or (B) the effects resulting from changes in general economic conditions.

(j) “Permitted Liens” means (a) Liens for taxes, assessments or other governmental charges or levies not yet due; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security; and (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the HD Real Property or interfering with the ordinary conduct of the Business.

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(k) “Person” means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Entity.

(l) “Taxes” means any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, branch profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’compensation, payroll, health care, withholding, estimated or other similar tax, duty or other similar governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NETWORD, INC., a Delaware corporation By: /s/ Kent M. Klineman —————————————— Title: Secretary

WEBSPEAK ACQUISITION CORP., a Delaware corporation By: /s/ Kent M. Klineman —————————————— Title: Secretary

HOME DIRECTOR. INC., a Delaware corporation By: /s/ Donald Witmer —————————————— Title: Chairman & CEO